CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Ivy Funds on Form N-1A of our report dated November 24, 2020, relating to the financial statements and financial highlights of Ivy Apollo Multi-Asset Income Fund and Ivy Pictet Targeted Return Bond Fund, each a series of Ivy Funds, appearing in the Annual Report on Form N-CSR of Ivy Funds for the year ended September 30, 2020.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
November 22, 2021

Consent of Independent Registered Public Accounting Firm

We consent to the references to us under the headings “Custodial and Auditing Services” and “Financial Statements” in this Registration Statement on Form N-1A of Ivy Funds Trust.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 23, 2021